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                                                                     Exhibit 8.1

            [LETTERHEAD OF DUANE, MORRIS & HECKSCHER APPEARS HERE]



                                April 9, 1997


Radnor Holdings Corporation
Three Radnor Corporate Center
100 Matsonford Road
Suite 300
Radnor, PA  19087


Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax consequences of (i) the exchange pursuant to the offer (the "Exchange Offer") by Radnor Holdings Corporation (the "Company") of its 10% Senior Notes due 2003 (the "New Notes") for its 10% Senior Notes due 2003 (the "Old Notes") and (ii) the ownership, sale and redemption of the New Notes.

     In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate, including the Registration Statement of the Company on Form S-4 (Registration No. 333-19495), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended to the date hereof (such Registration Statement as so amended being referred to hereinafter as the "Registration Statement"). Also, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

     The terms of the Exchange Offer, of the Old Notes and of the New Notes, in each case as set forth in the Registration Statement, are incorporated herein by reference.


      Based upon the foregoing and subject to qualifications set forth below, and based upon the terms of the Exchange Offer and the terms of the Old Notes and of the New Notes, as set forth in the Registration Statement, it is our opinion that the material United States federal income tax consequences of consummating the Exchange Offer and holding and disposing of the

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Radnor Holdings Corporation
April 9, 1997
Page 2



New Notes are as set forth under the heading "Certain U.S. Federal Income Tax Considerations" in the Registration Statement.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated and proposed thereunder, published pronouncements of the Internal Revenue Service and judicial decisions now in effect, any of which may be changed at any time with retroactive effect. As noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents, such additional information, or any of the representations made to us is, or later becomes inaccurate.

     No opinion is expressed on any matters other than those specifically referred to herein and no opinion is expressed with respect to the calculation and accrual of original issue discount, if any, on the New Notes. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.



                                        Very truly yours,

                                        /s/ Duane, Morris & Heckscher